Exhibit 99.1

Announces Results of the 2022 Virtual Annual Meeting of Stockholders and Results for the Quarter Ended September 30, 2022

HOUSTON--(BUSINESS WIRE)--November 10, 2022--Contango ORE, Inc. (“CORE” or the “Company”) (NYSE American: CTGO) announced today that the Company held its annual meeting of stockholders on November 10, 2022 and the following directors were elected to serve until the 2023 annual meeting of stockholders:

Brad Juneau
Rick Van Nieuwenhuyse
Joseph S. Compofelice
Curtis J. Freeman
Richard A. Shortz

The following proposals were also approved by the stockholders:

1)	The approval of the Second Amendment to the Amended and Restated 2010 Equity Compensation Plan;

2)	The ratification of the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2023;

3)	The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;

4)	The grant of discretionary authority to the Chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary to solicit additional proxies.

The Company also announced that it filed its Form 10-Q for the quarter ended September 30, 2022 with the Securities and Exchange Commission on November 10, 2022.

The Company reported a net loss of $7.1 million or ($1.05) per basic and diluted share for the three months ended September 30, 2022, compared to a net loss of $4.6 million or ($0.68) per basic and diluted share for the same period last year. The increase in net loss is due to the increased exploration efforts at the Company’s Lucky Shot project as compared to the prior year.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “Since receipt of our 404 `Wet Lands' permit this summer, Kinross has been busy advancing road and camp construction at the Manh Choh project. Construction activities will slow down during the winter months and pick back up in the spring time. Meanwhile, we have been very busy at our 100% owned Lucky Shot project where we have so far completed 23 drill holes. I am pleased to report that all of the drill holes have intersected the Lucky Shot vein with our geologists logging and sampling the holes. As everyone in the industry is experiencing, assaying is slower than desired, but we are looking forward to releasing our initial pending results in the coming weeks.”

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in Peak Gold, LLC, which leases approximately 675,000 acres for exploration and development, and through Contango Minerals Alaska, LLC, its wholly owned subsidiary, which leases approximately 200,000 acres for exploration. The Company also owns the rights to the Lucky Shot, Coleman and War Baby mines, and approximately 16,600 acres of surrounding mining claims located in Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or Peak Gold LLC; ability to realize the anticipated benefits of the recent transactions with an affiliate of Kinross; disruption from the transactions and transition of the Peak Gold, LLC’s management to an affiliate of Kinross, including as it relates to maintenance of business and operational relationships; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in Peak Gold, LLC; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of the recent presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com